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                                                                   EXHIBIT 2.19

     SHARE PURCHASE AGREEMENT made the 29th day of December, 1999.

BETWEEN:

     WI-LAN INC., a body corporate, incorporated pursuant to the laws of the Province of Alberta (hereinafter referred to as the "Purchaser")

                                                              OF THE FIRST PART.
AND

     MICROTEL INTERNATIONAL, INC., a body corporate, incorporated pursuant to the laws of the State of Delaware (hereinafter referred to as the "Vendor")

                                                             OF THE SECOND PART

     WHEREAS the Vendor is the beneficial owner of the DTS Shares;

     AND WHEREAS the Vendor has agreed to sell, transfer and assign and the Purchaser has agreed to purchase and acquire, the DTS Shares upon the terms and conditions set forth herein;

     In consideration of the premises, covenants and agreements herein and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the parties hereto covenant and agree as follows:

                                    ARTICLE 1
                                 INTERPRETATION

1.1  DEFINITIONS

     In this Agreement, unless the context otherwise requires:

a. "AGREEMENT" means this agreement, including the recitals, as amended or supplemented from time to time, and "hereby", "hereof", "herein", "hereunder", "herewith", "hereto" and similar terms refer to this Agreement and not to any particular provision of this Agreement;

b. "BUSINESS DAY" means a day, other than a Saturday, Sunday or statutory holiday, when banks are generally open for the transaction of banking business in the City of Calgary;

c.   "CLOSING" means the closing of the transactions contemplated herein;

d. "CLOSING DATE" means January 7, 2000 or such later date upon which the transactions contemplated by the Related Agreements have been completed or such other date as may be agreed upon by the parties hereto;


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e.   "CLOSING TIME" means 2.00 p.m. (Calgary time), or such other time as may be agreed upon by the parties hereto, on the Closing Date;

f. "CORPORATION" or "DTS" means Digital Transmission Systems, Inc., a body corporate incorporated under the laws of the State of Delaware;

g. "DTS SHARES" means 1,738,159 common shares in the capital stock of the Corporation; as Constituted on the date hereof;

h. "ENCUMBRANCE" includes, without limitation, any mortgage, pledge, assignment, charge, lien, security interest, claim, trust, royalty, carried, working, participation, net profits interest or ether third party interest and any agreement, option, right or privilege (whether by law, contractor otherwise) capable of becoming any of the foregoing;

i.   "EXCHANGE" means The Toronto Stock Exchange;

j. "PERSON" includes an individual, partnership, firm, trust, body corporate, governmental authority, unincorporated body of persons or association;

k. "PURCHASER" or "Wi-LAN" means WI-LAN Inc. a body corporate incorporated under the laws of the Province or Alberta;

l. "PURCHASER'S COUNSEL" means Burnet, Duckworth & Palmer or such other legal counsel as may be designated by the Purchaser;

m. "RELATED AGREEMENTS" means the agreements of even date herewith entered into between the Purchaser and Finova Mezzanine Capital Inc. and the Purchaser and DTS; and

n. "WI-LAN COMMON SHARES" means common shares of the Purchaser as a class, as constituted on the date hereof.

1.2  SCHEDULES

     The following Schedules form part of this Agreement:

     Schedule A     Representation Letter

     Schedule B     The Toronto Stock Exchange Private Placement Questionnaire
                    and Undertaking

1.3  HEADINGS

     The division of this Agreement into articles, sections and paragraphs and the insertion of ,headings are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.


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1.4  SECTION REFERENCES

     Unless the context otherwise requires, references in this Agreement to an article, section, paragraph, clause, subclause or schedule by number, letter or otherwise refer to the article, section, subsection, paragraph, clause, subclause or schedule, respectively, bearing that designation in this Agreement.

1.5  GENDER, PLURAL

     In this Agreement, unless the contrary intention appears, words importing the singular include the plural and vice versa; words importing gender shall include all genders. 1.6 Date for Actions

1.6  DATE FOR ACTIONS

     In the event that the date on which any action is required to be taken hereunder by any of the parties is not a business day in the place where the action is required to be taken, such action shall be required to be taken on the next succeeding day which is a business day in such place. 1.7 Enforceability

1.7  ENFORCEABILITY

     All representations and warranties in or contemplated by this Agreement as to the enforceability of any agreement or document are subject to enforceability being limited by applicable bankruptcy, insolvency, reorganization and other laws affecting creditors' rights generally and the discretionary nature of certain remedies (including specific performance and injunctive relief).

                                    ARTICLE 2
                               PURCHASE AND SALE

2.1  AGREEMENT TO PURCHASE AND SELL

     At the Closing Time, the Vendor agrees to sell, transfer and assign to the Purchaser or, its, nominee, and the Purchaser or its nominee agree to purchase and acquire from the Vendor, the DTS Shares, in exchange for an aggregate of U.S. $520,000 and 28,340 Wi-LAN Common Shares.

2.2  EXECUTION OF PURCHASE AND SALE

     At the Closing Time, the Purchaser shall deliver to the Vendor a certified cheque or bank draft in the amount of U.S. $520,000 and a share certificate representing 28,340 Wi-LAN Common Shares against delivery by the Vendor to the Purchaser of share certificates representing the DTS Shares Owned by the Vendor, duly endorsed in blank for transfer, or accompanied by duly executed powers of attorney for transfer in blank.


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                                    ARTICLE 3
                  REPRESENTATIONS AND WARRANTIES OF THE VENDOR

3.1  REPRESENTATIONS AND WARRANTIES OF THE VENDOR

     The Vendor represents and warrants to the Purchaser that:

a. the Vendor is duly and validly incorporated, organized and existing under the laws of its jurisdiction of Incorporation;

b. the Vendor has all requisite power and authority to enter into this Agreement and all documents to be delivered pursuant hereto and to perform its obligations hereunder and thereunder;

c. the Vendor owns the DTS Shares and has full power and authority to transfer the DTS Shares to the Purchaser and to receive U.S. $520,000 and the Wi-LAN Common Shares therefor and to agree to the terms, conditions and provisions herein contained;

d. all of the DTS Shares transferred hereunder are owned by the Vendor as the sole beneficial owner with good, valid and marketable title and good, valid and marketable title to such securities will vest in the Purchaser as a result of the consummation of the transactions contemplated herein free and clear of any Encumbrances, voting trusts, unanimous or other shareholder agreements, proxies and other interests, claims or demands of every kind or nature whatsoever (other than such as may be created by the Purchaser);

e. except pursuant to this Agreement, no person has any agreement, option, right or privilege (including, without limitation, whether by law, pre-emptive right, contract or otherwise) to purchase, convert into, exchange for or otherwise acquire, nor any agreement, option, right or privilege capable of becoming any such agreement, option, right or privilege, any of the Vendor's DTS Shares, or any interest therein;

f. the DTS Shares are not subject to any trading restrictions under federal or state laws in the United States;

g.   the DTS shares are listed on the Nasdaq Over-The-Counter Market;

h. there are no actions, suits or proceedings commenced, pending or threatened against the Vendor with respect to the DTS Shares;

i. the execution and delivery of this Agreement does not and will not result in a breach of, or constitute a default under, any term or provision of any agreement or other documents to which the Vendor is a party;

j. the Vendor has not incurred any obligation or liability. contingent or otherwise, for brokerage fees, finders' fees, agents' commission or similar forms of compensation with respect to the transactions contemplated herein;


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k.   the Vendor will not resell the Wi-LAN Common Shares it receives hereunder except in accordance with the provisions of applicable securities legislation and the rules of the Exchange;

l. the Vendor has executed this Agreement in the United States, and it has concurrently executed and delivered the Representation Letter attached as Schedule A to this Agreement;

m. if required by applicable securities legislation, policy or order or by any securities commission, stock exchange or other regulatory authority, the Vendor will execute, deliver, file and otherwise assist the Corporation in fling, such reports, undertakings and other documents with respect to the issue of the 28,340 Wi-LAN Common Shares to the Vendor (including, without limitation, any undertaking required by the Exchange in the form attached as Schedule B to this Agreement);

n. to the best of the Vendor's knowledge, information and belief, the representations and warranties of the Corporation contained in the Convertible Debenture Purchase Agreement dated December 28, 1999 between the Corporation and the Vendor are true and correct in all material respects;

o. the Vendor has no information or knowledge of any fact relating to the business of the Corporation or the DTS Shares which if known to the Purchaser, might reasonably be expected to deter the Purchaser from completing the transactions of purchase and sale contemplated herein; and

p. this Agreement has been duly executed and delivered by the Vendor and all documents to be delivered by the Vendor pursuant hereto will be duly executed and delivered and this Agreement does and such documents will constitute legal, valid and binding obligations of the Vendor enforceable in accordance with their respective terms.

                                   ARTICLE 4
                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

4.1  REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

     The Purchaser represents and warrants to the Vendor that:

a. the Purchaser is duly organized and validly existing under the law of the jurisdiction of its incorporation;

b.   the Wi-LAN Common Shares are listed and posted for trading on the Exchange;

c. the Purchaser has all requisite power and authority to enter into this Agreement and all documents to be delivered pursuant hereto and to perform its obligations hereunder and thereunder;

d. the Purchaser will have full power and authority to pay U.S. 520,000 to the Vendor and to issue the 28,340 Wi-LAN Common Shares to the Vendor upon receipt of the required


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     regulatory approval and has full power and authority to receive the DTS
     Shares therefor and to agree to the terms, conditions and provisions herein contained; and

e. this Agreement has been duly authorized, executed and delivered by the Purchaser and all documents to be delivered by the Purchaser pursuant hereto will be duly executed and delivered and this Agreement does and such documents will constitute legal, valid and binding obligations of the Purchaser enforceable in accordance with their respective terms.

                                   ARTICLE 5
                         PURCHASER'S CLOSING CONDITIONS

5.1  CONDITIONS PRECEDENT

     The obligations of the Purchaser to complete the transactions contemplated herein is subject to:

a. the Purchaser being satisfied in its sole discretion with its due diligence review of DTS and its assets and operations including, without limitation, the financial statements of DTS, the obligations and liabilities of DTS, the products and revenue stream of DTS and the material agreements of DTS;

b. since December 20,1999 DTS shall have carried on its business in the ordinary course of business consistent with past practices and shall not have engaged in any material transactions outside the ordinary course of business (including increasing long-term debt) except as disclosed to and approved by Wi-LAN in writing;

c. DTS's issued and outstanding share capital at the Closing Time consisting of an aggregate of 4,646,221 common shares, 1,314,333 preferred shares, warrants entitling the holders thereof to acquire an aggregate of 2,433,315 common shares at exercise prices ranging from U.S. $0.12 to U.S. $9.00 per share, options entitling the holders thereof to acquire an aggregate of 1,019,880 common shares at exercise prices ranging from U.S. $0.47 to U.S. $13.75 per share and a U.S. $2,000,000 convertible debenture entitling the holder thereof to acquire 2,000,000 common shares at an exercise price of U.S. $1.00 per share;

d. since December 20, 1999 DTS shall not have declared or paid any dividends or made any other distributions of any of its shares or granted any further options or warrants or any right or privilege capable of becoming an option or agreement in respect of its shares;

e. the Purchaser having obtained all consents, approvals and authorizations necessary or required in connection with the transactions contemplated herein, including without limitation the approval of The Toronto Stock Exchange on terms and conditions reasonably satisfactory to the Purchaser on or before the Closing Time;

f. the Purchaser shall have received the opinion of Gallager, Briody & Butler, counsel for the Vendor dated the Closing Date, addressed to the Purchaser, in form and substance satisfactory to the Purchaser's Counsel;


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g.   the transactions contemplated by the Related Agreements shall have been completed;

h. the vendor, having completed, executed and delivered the Representation Letter attached as Schedule A hereto;

i. the Vendor, having completed, executed and delivered The Toronto Stock Exchange Private Placement Questionnaire end Undertaking attached as Schedule B hereto in a form satisfactory to the Exchange;

j. the board of directors of DTS being comprised of a majority of Wi-LAN representatives at the Closing Time;

k. all MicroTel representatives resigning from the board of directors of DTS at the Closing Time;

l. except as contemplated by this Agreement, them shall not have occurred any material change, change of material fact or any development that could result in a material change or change of a material fact in the business, operations or affairs of DTS;

m. there will be no actions, suits or proceedings, whether or not purportedly on behalf of DTS, outstanding, pending or threatened by or against DTS at law or in equity or before or by any federal, provincial, municipal or other governmental department, commission, bureau, agency or instrumentality;

n. all necessary steps and proceedings shall have been taken to allow the DTS Shares to be duly transferred from the Vendor to the Purchaser and to vest in the Purchaser good and marketable title in the DTS Shares free and clear of any Encumbrances, voting trusts, unanimous or other shareholder agreements, proxies and other interests, claims or demands of every kind or nature whatsoever (other than such as may be created by the Purchaser);

o. any consents or approvals required to be obtained from any third party, including any holder of indebtedness or any outstanding security of DTS, and any amendments of agreements; which shall be necessary to permit the consummation of the transactions contemplated hereby shall have been obtained and all such consents or amendments shall be satisfactory in form and substance to the Purchaser. and the Purchaser's Counsel; and

p. the representations and warranties made by the Vendor herein shall be true at the Closing Time as if made at and as of such time and the Vendor shall have complied with its covenants herein and the Purchaser shall have received a certificate signed by the President of the Vendor confirming same.

5.2  WAIVER OF CONDITIONS

     The conditions precedent set forth in Section 5.1 are for the benefit of the Purchaser and may be waned, in whole or in part, by the Purchaser at any time. If any of the said conditions precedent shall not be complied with or waived as aforesaid on or before the date required for the


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fulfillment thereof, the Purchaser may, in addition to the other remedies it may have at law or in equity, rescind and terminate this Agreement by notice to the other party.

                                   ARTICLE 6
                                     CLOSING

6.1  PLACE OF CLOSING

     Closing shall take place at the offices of the Purchaser's Counsel at the Closing Time, or at such other place as may be agreed upon by the parties hereto.

                                   ARTICLE 7
                                   INDEMNITY

7.1  VENDOR INDEMNIFY

a. The Vendor shall indemnify and save the Purchaser harmless against and from all liabilities, claims, demands, losses, costs (including, without limitation, legal fees and disbursements on a full indemnity basis), damages and expenses to which the Purchaser may be subject or which the Purchaser may suffer or incur. whether under the provisions of any statute or otherwise, in any way caused by, or arising directly or indirectly from or in consequence of any breach of, default under or non-compliance by the Vendor with any representation, warranty, term, covenant or condition of this Agreement or in any certificate or other document delivered by or on behalf of the Vendor hereunder or pursuant hereto.

b. The rights and remedies of the Purchaser set forth in paragraph 7.1(a) are to the fullest extent possible in law cumulative and not alternative and the election by the Purchaser to exercise any such right or remedy shall not be, and shall not be deemed to be, a waiver of any other rights and remedies. The Purchaser shall not be obligated to pursue. any claim or remedy against any third party including, without limitation, DTS or Finova Mezzanine Capital Inc. before being entitled to obtain full indemnification from the Vendor pursuant to paragraph 7.1(a).

c. Any liability of the Vendor under paragraph 7.1 (a) shall be limited to U.S. $1,000,000.

                                    ARTICLE 8
                                    NOTICES

8.1  NOTICES

     Any notice, consent, waiver, direction or other communication required or permitted to be given under this Agreement by a party to any other party shall be in writing and shall be delivered by hand delivery, facsimile transmission or (provided that the mailing party does not know and should not reasonably have known of any disruption or anticipated disruption of postal service which might affect delivery of the mail) by registered mail (postage prepaid), addressed to the party to whom the notice is to be given, at its address for service herein. Any notice, consent, waiver, direction or other communication aforesaid shall, if hand delivered or delivered


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by telex or facsimile transmission, be deemed to have been given and received on the date on which its was hand delivered or delivered by facsimile transmission to the address provided herein (if a business day and, if not, the next succeeding business day) and if sent by registered mail be deemed to have been given and received on the third business day at the point of delivery following the date on which it was so sent.

8.2  ADDRESS FOR SERVICE

     The address for service of each of the parties hereto shall be as follows:

if to the Purchaser:
                  Wi-LAN Inc.
                  Suite 300, 801 Manning Road N.E.
                  Calgary, Alberta
                  T2E 8J8

                  Attention: Hatim Zaghloul, Chairman and Chief Executive
                  Officer

                  Telecopy: (403) 273-5100

if to the Vendor:

                  MicroTel International, Inc.
                  4290 East Brickell Street
                  Ontario, CA 81761

                  Attention: Carmine T. Oliva, Chairman and Chief Executive Officer

                  Telecopy: (909) 297-2644

or such other address as may be designated by notice to the other parties hereto.

                                    ARTICLE 9
                                  MISCELLANEOUS

9.1  ENTIRE AGREEMENT

     This Agreement, together with documents to be delivered pursuant hereto, constitutes the entire agreement between the parties hereto, and cancels and supersedes all prior agreements and understandings between the parties hereto, with respect to the subject matter hereof.

9.2  FURTHER ASSURANCES

     Each party hereto shall, from time to time, and at all times hereafter, at the request of the other party hereto, but without further consideration, do all such further acts and execute and deliver all such further documents and instruments as shall be reasonably required in order to fully perform and carry out the terms and intent hereof.


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9.3  SURVIVAL

     The representations, warranties, covenants and agreements herein and In any document delivered pursuant hereto shall survive the Closing and remain in full force and effect provided that no party hereto shall be liable in respect of any representation or warranty unless the party seeking to rely upon such representation or warranty shall have given notice to the party who made such representation or warranty of its intention to make such claim on or before the date 24 months following the Closing Date.

9.4  TIME

     Time shall be of the essence in this Agreement.

9.5  AMENDMENTS

     This Agreement may only be amended by a written instrument signed by the parties hereto.

9.6  GOVERNING LAW

     This Agreement shall be governed by, and be construed in accordance with, the laws of the Province of Alberta and applicable laws of Canada but the reference to such laws shall not, by conflict of laws rules or otherwise. require the application of the law of any jurisdiction other than the Province of Alberta.

9.7  ATTORNMENT

     Each party hereto hereby irrevocable attorns to the jurisdiction of the Courts of the Province of Alberta in respect of all matters arising under or in relation to this Agreement.

9.8  SEVERABILITY

     If any one or more of the provisions or parts thereof contained in this Agreement should be or become invalid, illegal or unenforceable in any respect in any jurisdiction, the remaining provisions or parts thereof contained herein shall be and shall be conclusively deemed to be, as to such jurisdiction, severable therefrom and:

a. the validity, legality or enforceability of such remaining provisions or parts thereof shall not in any way be affected or impaired by the severance of the provisions or parts thereof severed; and

b. the invalidity, illegality or unenforceability of any provision or party thereof contained in this Agreement in any jurisdiction shall not affect or impair such provision or pant thereof or any other provisions of this Agreement in any other jurisdiction.


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9.9  EXECUTION IN COUNTERPART

     This Agreement may be executed in any number of counterparts with the same effect as if all signatures to the counterparts had signed one document, all such counterparts shall together constitute, and be construed as, one instrument and each of such counterparts shall, notwithstanding the date of its execution, be deemed to bear the date first above written.

9.10 WAIVER

     No waiver by any party hereto shall be effective unless in writing and any waiver shall afflict only the matter, and the occurrence thereof, specifically identified and shall not extend to any other. matter or occurrence.

9.11 ENUREMENT

     This Agreement shall enure to the benefit of and be binding upon the parties hereto end their respective successors and assigns.

9.12 ASSIGNMENT

     This Agreement may not be assigned by any party herein without the prior consent of the other parties hereto.

9.13 RELIANCE

     The parties hereto acknowledge and agree that they have entered into this Agreement in reliance upon each of the representations, warranties, covenants and agreements herein of the other party hereto.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                   Wi-LAN INC.


                                   Per./S/Hatim Zaghloul
                                       -----------------------------------------
                                       Hatim Zaghloul
                                       Chairman and Chief Executive Officer


                                   MICROTEL INTERNATIONAL, INC.


                                   Per./S/Carmine T. Oliva
                                       -----------------------------------------
                                       Carmine T. Oliva
                                       Chairman and Chief Executive Officer



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                                 ACKNOWLEDGEMENT

     DTS hereby acknowledges that it is [illegible] of the terms and conditions of this Agreement and DTS is entering into the Convertible Debenture Purchase Agreement dated December 29, 1999 between DTS and the Purchaser as material consideration for and as an inducement to the Purchaser to enter into this Agreement.

                                       Digital Transmission Systems, Inc.


                                       Per:/S/Andres C. Salazar
                                           -------------------------------------
                                           Andres C. Salazar
                                           Chief Executive Officer


















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